Exhibit 99.1

NEWS RELEASE

Contact: Nicole Laudenslager Austin Lawrence Group 203.391.3012 n.laudenslager@austinlawrence.com	IPC Investor Contact: Stephanie Willerton IPC New York 212.858.7960 investors@ipc.com

IPC Reports Fiscal First Quarter 2004 Financial Results

	Quarter ended
	December 31

	2003	2002

Revenue	$60.2	$48.4
Net loss	($1.8)	($0.2)

New York, February 10, 2004 — IPC Acquisition Corp. (IPC), today reported its fiscal first quarter financial results for the three months ended December 31, 2003. Revenue for the first quarter of fiscal 2004 was $60.2 million. This includes approximately $7.2 million from the new IPC Network Services division formed from the acquisition of Gains International, as well as increases of approximately $2.9 million and $1.6 million in Trading Systems and ITS respectively, as compared to the same period last year. Net loss for the first quarter of fiscal 2004 was $1.8 million compared to a net loss of $0.2 million for the first quarter of fiscal 2003.

“We are pleased with our first quarter results, but we are even more pleased with our operational accomplishments and progress in expanding IPC’s business,” said Lance Boxer, CEO. “We closed on Gains Asia in the days after quarter end and thus completed the last piece of the Gains acquisition. We also completed the design and rollout of significant service enhancements during the first quarter resulting in the general availability this week of Advanced Fault Management, our enhanced suite of services for mission-critical trading floor communications”.

“Despite the prevalent and continuing themes on spending restrictions and budgetary pressures, we believe these new value-added services will provide improved cost efficiencies and increased trader productivity and will continue to be embraced by the markets.” Boxer said.

IPC Announces Fiscal First Quarter 2004 Earnings Results cont.

IPC Acquisition Corp.
Condensed Consolidated Balance Sheets
(Unaudited, In Thousands Except Share Amounts)

	December 31,	September 30,
	2003	2003

Assets
Assets:
Cash	$13,288	$25,800
Accounts receivable, net of allowance of $1,966 and $1,103, respectively	42,960	60,201
Inventories, net	31,563	30,396
Prepaid and other current assets	4,920	5,523

Total current assets	92,731	121,920
Property, plant and equipment, net	24,251	24,419
Goodwill	84,927	83,079
Intangible assets, net	198,904	200,085
Deferred financing costs, net	13,682	14,146
Other assets	7,197	1,261

Total assets	$421,692	$444,910

Liabilities and Stockholders’ Equity
Liabilities:
Current portion of long term debt	$550	$550
Accounts payable	3,267	2,787
Accrued expenses and other current liabilities	24,602	28,541
Income taxes payable	4,091	4,208
Customer advances on installation contracts	26,375	18,989
Deferred revenue on maintenance contracts	8,928	13,128
Current portion of guarantees on former parent obligations	1,353	1,353
Deferred purchase consideration	—	6,722

Total current liabilities	69,166	76,278
Term loan	54,313	54,450
Senior subordinated notes	150,000	150,000
Deferred taxes, net	13,056	12,182
Deferred compensation	2,909	2,936
Guarantees on former parent obligations	1,614	1,885

Total liabilities	291,058	297,731

Commitments and Contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 25,000,000 shares authorized; 14,724,380 shares issued and outstanding at December 31, 2003 and September 30, 2003, respectively	147	147
Paid in capital	145,846	145,846
Notes receivable for purchases of common stock	(324)	(393)
Accumulated deficit	(24,889)	(5,161)
Accumulated other comprehensive income	9,854	6,740

Total stockholders’ equity	130,634	147,179

Total liabilities and stockholders’ equity	$421,692	$444,910

IPC Announces Fiscal First Quarter 2004 Earnings Results cont.

IPC Acquisition Corp.
Condensed Consolidated Statements Of Operations
(Unaudited, In Thousands)

	Three Months Ended
	December 31,

	2003	2002

Revenue:
Product sales and installations	$28,104	$23,751
Service	32,063	24,632

	60,167	48,383

Cost of goods sold (depreciation shown separately):
Product sales and installations	17,267	12,254
Service	16,726	13,035
Depreciation and amortization	742	297

	34,735	25,586

Gross profit	25,432	22,797
Research and development	3,409	2,735
Selling, general and administrative expense	13,288	8,730
Depreciation and amortization	5,167	4,731

Income from operations	3,568	6,601
Other income (expense):
Interest expense, net	(5,522)	(6,205)
Other income (expense), net	447	525

Income (loss) before income taxes	(1,507)	921
Income tax expense	257	1,123

Net loss	$(1,764)	$(202)

IPC Announces Fiscal First Quarter 2004 Earnings Results cont.

Editor’s Note

•	IPC earnings conference call is scheduled for 11:00 a.m. E.T. Wednesday, February 11, 2004. Dial (719) 457-2679 with conference code 182006 or access via the Web at www.ipc.com or http:// www.firstcallevents.com/service/ajwz394663962gf12.html.

•	Conference call replays will be available over the Web through April 11, 2004 at www.ipc.com.

About IPC

IPC Acquisition Corp. (Bloomberg: IPCACQ), through its wholly owned subsidiary IPC Information Systems, LLC, is the specialist the global financial community depends on for world class trading floor solutions. For 30 years, IPC’s trading systems have been a mainstay on the desktops of 100,000+ traders worldwide. IPC’s extensive list of trading technology innovations includes the newly released Enterprise configuration that makes geographically dispersed trading operations a reality using Voice over Internet Protocol (VoIP)-based solutions like the IQMX™ trading desktop and the ICMX™ Intercom Module.

IPC has offices throughout the Americas, Europe, and the Asia Pacific region. For more information, visit www.ipc.com.

Statements made in this news release that state IPC’s or its management’s intentions, beliefs, expectations, or predictions for the future constitute “forward looking statements” as defined by federal securities laws, which involve significant risks and uncertainties. Many risks and uncertainties are inherent in the telecommunications equipment industry. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many factors, some or all of which are not predictable or within our control. Actual results may differ materially from results discussed in these forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements, are risks associated with substantial indebtedness, leverage and debt service, risks relating to the performance of our business and future operating results, risks of competition in our existing and future markets, loss or retirement of key executives, risks related to the notes and to high yield securities generally, general business and economic conditions, market acceptance issues, including potential technology changes and the risks inherent in new product and service introductions and the entry into new geographic markets, as well as those risk factors described in our filings with the SEC.

(C)2004 IPC Acquisition Corp. All Rights Reserved. IPC, IQMX, and ICMX are trademarks of IPC. All other trademarks are the property of their respective owners.

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